EXHIBIT 99.1

                                   HEICO NEWS
  HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021 - 954-987-6101

                                                           FOR IMMEDIATE RELEASE

Date:    June 17, 1996
Contact: Thomas S. Irwin or Victor H. Mendelson

          HEICO ANNOUNCES SALE OF ITS MEDITEK HEALTH CORP. SUBSIDIARY

         "PLANS FOCUS ON GROWTH AND ACQUISITIONS IN AEROSPACE BUSINESS"

HOLLYWOOD, FL -- HEICO CORPORATION (ASE:HEI), today announced that it has reached an agreement to sell its Miami, FL-based MediTek Health Corporation subsidiary to U.S. Diagnostic Labs, Inc. (NASDAQ symbol: USDL) for approximately $23 million. Both MediTek and USDL are leading providers of medical diagnostic imaging services through their outpatient facilities which offer Magnetic Resonance Imaging (MRI), Computed Arial Tomography (CAT), Nuclear Medicine, Ultrasound, Mammography and X-Ray services.

The MediTek divestiture reflects HEICO's decision to focus on its historical and rapidly-growing aerospace businesses.

Laurans A. Mendelson, HEICO's Chairman, President and Chief Executive Officer, stated, "HEICO intends to aggressively pursue further acquisition opportunities, paying particular attention to the growing aerospace industry where we have had great success."

HEICO announced earlier this month that it had entered into a letter of intent to acquire Trilectron Industries, Inc., a leading designer and manufacturer of aircraft ground support equipment.

Mr. Mendelson added, "We believe there are numerous opportunities whereby we can acquire manufacturers in segments, such as aircraft parts and aircraft ground support equipment manufacturing, allowing HEICO to achieve substantial operating synergies by combining entities and creating a significant industry market force in the same manner as it did with MediTek."

Consideration for the MediTek transaction consists of $13 million in cash and a $10 million face value five-year note bearing interest at 6.5% per annum convertible into 1,081,081 USDL common shares.

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The agreement calls for Mr. Mendelson to join USDL's Board of Directors. As part of the transaction, Joseph A. Paul, MediTek's President, will become President of USDL and most of MediTek's senior management will join USDL. USDL said that it does not presently anticipate employment changes at MediTek's facilities.

The transaction is anticipated to result in an after-tax gain of approximately $5 million, (or $1.00 per share), during HEICO's third quarter of fiscal 1996 and is expected to close by July 1, 1996. In addition, the convertible nature of the note will provide HEICO the opportunity to continue to participate in upside growth in the medical imaging industry. Closing is subject to execution of a definitive purchase agreement, which is expected within the next week, and customary closing conditions.

Mr. Mendelson commented, "During the past six months, HEICO has considered numerous partnership and acquisition possibilities for MediTek, but concluded that today's sale to USDL offered HEICO and its shareholders a superior return on its investment. We are impressed with USDL's management and its operating strategies and believe that it will soon become this country's dominant diagnostic imaging provider."

HEICO Corporation is engaged in the aerospace industry through its Hollywood, FL-based HEICO Aerospace Corp. subsidiary and in the health care industry through its Miami, FL-based MediTek Health Corp. subsidiary.

For more information concerning HEICO, please see out site on the World Wide Web at: http//www.stockprofile.com/hei/